Glenn, Burdette, Phillips & Bryson
Certified Public Accountants
A Professional Corporation
1150 Palm Street
San Luis Obispo, CA 93401



			    PISMO COAST VILLAGE, INC.

	      FINANCIAL STATEMENTS
				   (UNAUDITED)

 		    SIX MONTHS ENDED MARCH 31, 1997 AND 1996



			   ACCOUNTANTS' REVIEW REPORT

Board of Directors
Pismo Coast Village, Inc.
165 South Dolliver Street
Pismo Beach, California 93449

We have made a review of the balance sheets of Pismo Coast Village, Inc. as of March 31, 1997 and 1996, and the related statements of operations and retained earnings (deficit) for the three and six month periods ended March 31, 1997 and 1996, and the statements of cash flows for the six month periods ended March 31, 1997 and 1996, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Pismo Coast Village, Inc.

A review of interim financial information consists principally of obtaining an understanding of the system for the preparation of interim financial information, applying analytical review procedures to financial data, and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an examination in accordance with generally accepted auditing standards which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We previously audited, in accordance with generally accepted auditing standards, the balance sheet as of September 30, 1996, (presented herein) and the related statements of operations and retained earnings (deficit) and cash flows for the year then ended (not presented herein); and in our report dated October 17, 1996, we expressed an unqualified opinion on those financial statements.




Glenn, Burdette, Phillips & Bryson
Certified Public Accountants
A Professional Corporation
San Luis Obispo, California

April 17, 1997



	    PISMO COAST VILLAGE, INC.
				 BALANCE SHEETS


                           				     March 31,       September 30,     March 31,
                           				       1997              1996            1996
                           				    (Unaudited)       (Audited)       (Unaudited)
		ASSETS

Current Assets
Cash and cash equivalents             $474,456          $517,236        $369,787
Accounts receivable                      6,371             6,122          10,014
Inventory                               60,266            59,092          70,521
Current deferred taxes                  53,000            25,000          50,000
Prepaid income taxes                    21,840                             5,960
Prepaid expenses                        40,442            60,864          42,280
                         							       -------           -------         -------
	Total current assets                  656,375           668,314         548,562

Pismo Coast Village Recreational
  Vehicle Resort and Related Assets -
  Net of accumulated depreciation    5,612,190         5,643,793       5,708,520

Other Assets                            17,396            12,979           7,592
                         							    ----------        ----------     -----------
	Total Assets                       $6,285,961        $6,325,086      $6,264,674
                            					   ==========        ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable                       $53,291           $37,244       $183,893
Salaries payable                                           1,633
Vacation payable                        33,482            33,482         28,456
Other accrued expenses                  26,533            29,879         24,686
Rental deposits                        335,175           197,968        337,283
Income tax payable                                        45,000
Current portion of long-term debt       38,540            33,495         28,718
                         							       -------           -------        -------
	Total current liabilities             487,021           378,701        603,036

Long-Term Liabilities
Long-term deferred taxes                72,000            66,000         25,000
Long-term debt                         138,170           190,232        239,515
                         							       -------           -------        -------
	Total liabilities                     697,191           634,933        867,551

Stockholders' Equity
Common stock - no par value, issued
  and outstanding 1,800 shares       5,647,708         5,647,708      5,647,708
Retained earnings (deficit)            (58,938)           42,445       (250,585)
                         							    ----------        ----------     ----------
  Total stockholders' equity         5,588,770         5,690,153      5,397,123
                         							    ----------        ----------     ----------
  Total Liabilities and Stockholders'
    Equity                          $6,285,961        $6,325,086     $6,264,674
                            				    ==========        ==========     ==========

See accountants' review report.
The accompanying notes are an integral part of these financial statements.



     PISMO COAST VILLAGE, INC.
	    STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
			  (UNAUDITED)
     SIX MONTHS ENDED MARCH 31, 1997 AND 1996


                 					 For the Three Months            For the Six Months
                 					    Ended March 31,                 Ended March 31,
                   					 1997            1996            1997            1996

Income

Resort operations      $404,959        $344,618        $806,085        $762,267
Retail operations        91,891          72,467         178,279         161,542
             			       --------        --------        --------        --------
  Total income          496,850         417,085         984,364         923,809
             			       --------        --------        --------        --------

Cost and Expenses

Operating expenses      408,458         397,723         852,460         824,193
Cost of goods sold       55,099          43,359         105,974          90,348
Depreciation             75,681          65,250         151,362         129,391
Amortization                331             332             663             663
Interest                  4,825           7,324          10,288          15,375
             			       --------        --------        --------        --------
                   					544,394         513,988       1,120,747       1,059,970
             			       --------        --------        --------        --------
Loss Before Provision
  for Taxes on Income   (47,544)        (96,903)       (136,383)       (136,161)

Income Tax Expense
  (Benefit)             (10,000)        (14,824)        (35,000)        (25,707)
             			       --------        --------        --------        --------
Net Loss               $(37,544)       $(82,079)       (101,383)       (110,454)

Retained Earnings (Deficit)

Beginning of period                                      42,445        (140,131)
                                     											       --------        --------
End of period                                          $(58,938)      $(250,585)

Net Loss Per
  Share                 $(20.86)        $(45.60)        $(56.32)        $(61.36)
             		       =========       =========       =========       =========

See accountants' review report.
The accompanying notes are an integral part of these financial statements.



			    PISMO COAST VILLAGE, INC.
		      STATEMENTS OF CASH FLOWS (UNAUDITED)
		    SIX MONTHS ENDED MARCH 31, 1997 AND 1996


                                          					1997                    1996
Cash Flows From Operating Activities
  Net loss                                       $(101,383)          $(110,454)
  Adjustments to reconcile net
   loss to net cash provided by
   operating activities:
     Depreciation                       $151,362            $129,391
     Amortization                            663                 663
     Decrease (increase) in
      accounts receivable                   (249)                946
     Decrease in inventory                (1,174)             (4,695)
     Increase in deferred taxes          (22,000)            (25,707)
     Increase in prepaid income taxes    (21,840)             (5,960)
     Decrease in prepaid expenses         20,422              31,799
     Decrease in other assets             (5,080)
     Increase in accounts payable         16,047             146,097
     Decrease in salaries payable         (1,633)             (9,200)
     Decrease in other accrued expenses   (3,346)             (7,469)
     Increase in rental deposit          137,207             157,983
     Decrease in income taxes payable    (45,000)             (6,498)
                               									--------            --------
       Total adjustments                           225,379             407,350
                                          						   -------             -------
       Net cash provided by
	 operating activities                             123,996             296,896

Cash Flows From Investing Activities
  Capital expenditures                  (119,760)           (414,245)
	  Net cash used in investing           --------            --------
	   activities                                    (119,760)            (414,245)

Cash Flows From Financing Activities
  Retirement of debt                     (47,016)            (41,930)
                                   					--------            --------
	Net cash used in financing
	  activities                                      (47,016)             (41,930)
                                   											    --------             --------
	Net decrease in cash and                          (42,780)            (159,279)
	  cash equivalents

Cash and Cash Equivalents at Beginning
  of Period                                       517,236              529,066
                                     											 --------             --------
Cash and Cash Equivalents at End of Period       $474,456             $369,787
                                          						 ========             ========

Schedule of Payments of Interest and Taxes
Payments for interest                             $10,288              $15,375
Payments for income tax                           $53,771              $12,458


See accountants' review report.
The accompanying notes are an integral part of these financial statements.



    PISMO COAST VILLAGE, INC.
			 NOTES TO FINANCIAL STATEMENTS
		  (UNAUDITED)
    AS OF MARCH 31, 1997 AND 1996 AND SEPTEMBER 30, 1996


Note 1 - Summary of Significant Accounting Policies

Nature of Business

Pismo Coast Village, Inc. (Company) is a recreational vehicle camping resort. Its business is seasonal in nature with the fourth quarter, the summer, being its busiest and most profitable.

Inventory

Inventory has been valued at the lower of cost or market on a first-in, first-out basis.

Depreciation and Amortization

Depreciation of property and equipment is computed using an accelerated method based on the cost of the assets, less allowance for salvage value, where appropriate. Depreciation rates are based upon the following estimated useful lives:

	Building and park improvements                  5 to 40 years
	Furniture, fixtures, equipment and
	  leasehold improvements                        5 to 31.5 years
	Transportation equipment                        5 to 10 years

Loan fees of $9,292 net of accumulated amortization of $4,705 at March 31, 1997, $3,316 at March 31, 1996, and $3,978 at September 30, 1996, are included in other assets. Amortization is computed using the straight-line method over seven years. The remaining balance of other assets represents security deposits of $1,616 and amounts related to prepaid expenses on insurance benefits for selected employees of $11,193.

Investment Tax Credits

Investment tax credits are accounted for by the flow-through method.

Earnings (Loss) Per Share

The earnings (loss) per share is based on the 1,800 shares issued and outstanding.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Corporation considers all highly liquid investments including certificates of deposit with a maturity of three months or less when purchased, to be cash equivalents.



PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF MARCH 31, 1997 AND 1996 AND SEPTEMBER 30, 1996
PAGE 2


Note 1 - Summary of Significant Accounting Policies (Continued)

Deferred  Income Tax

Deferred income taxes resulted from a timing difference in recognizing depreciation expense and net operating loss carryforward.

Revenue and Cost Recognition

The Company's revenue is recognized on the accrual basis as earned based on the date of stay. Expenditures are recorded on the accrual basis whereby expenses are recorded when incurred, rather than when paid.

Reclassification

Certain reclassifications have been made to the 1996 financial statements to conform with the 1997 financial statement presentation. Such reclassification had no effect on net income as previously reported.

Note 2 - Pismo Coast Village Recreational Vehicle Resort and Related Assets

At March 31, 1997, September 30, 1996 and March 31, 1996, property and equipment included the following:

                     			   March 31, 1997   September 30, 1996   March 31, 1996

  Land                        $2,680,850           $2,680,850        $2,680,850
  Building and park
   improvements                5,523,351            5,521,908         5,021,690
  Furniture, fixtures,
   equipment and leasehold
   improvements                1,209,979            1,205,415         1,198,330
  Transportation equipment       148,152              148,152           148,227
  Construction in progress       113,899                  147           420,431
					                          ---------            ---------         ---------
                   					       9,676,231            9,556,472         9,469,528
  Less accumulated
   depreciation                4,064,041            3,912,679         3,761,008
                   					       ---------            ---------         ---------
                   					      $5,612,190           $5,643,793        $5,708,520
                   					       =========            =========         ==========


PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF MARCH 31, 1997 AND 1996 AND SEPTEMBER 30, 1996
PAGE 3


Note 3 - Long-Term Debt

Long-term debt at March 31, 1997, September 30, 1996 and March 31, 1996, is summarized as follows:

			    March 31, 1997  September 30, 1996   March 31, 1996

  8%   Installment note
       payable, due in
       monthly installments
       of $125 through April
       13, 2010.  Secured by
       deed of trust on the
       storage lot at 2050
       22nd Street, Oceano.       $ 12,125            $ 12,384         $ 12,633

10.25% Installment note
       payable, due in
       monthly installments
       of $4,426 through
       August 1, 2000, unpaid
       balance due in full
       September 1, 2000.
       Interest is variable,
       secured by deed of
       trust on 300 South
       Dolliver and 180 South
       Dolliver, Pismo Beach.      164,585             211,343          255,600
                         							   -------             -------          -------
                         							   176,710             223,727          268,233
	Less current portion
	 of long-term debt                 38,540              33,495           28,718
                         							   -------             -------          -------
                         							  $138,170            $190,232         $239,515
                         							   =======             =======          =======
Maturities of long-term debt are as follows:

		Year Ended March 31,                    Amount

		       1998                          $  38,540
		       1999                             42,345
		       2000                             46,994
		       2001                             39,565
		       2002                                756
		    Thereafter                           8,510
                         									       -------
                         									      $176,710
                         									       =======


PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF MARCH 31, 1997 AND 1996 AND SEPTEMBER 30, 1996
PAGE 4


Note 4 - Operating Leases

The Company leases two pieces of property to use as storage lots. One is leased under a cancelable month-to-month lease. The other was renewed effective January 1, 1997, for five years with an option to extend for an additional five years. Monthly lease payments are currently $2,160 and are increased annually based on the Consumer Price Index. Future minimum lease payments under the second lease are as follows:

	       Year Ended March 31,             Amount

		      1998                           $ 25,920
		      1999                             25,920
		      2000                             25,920
		      2001                             25,920
                         									      -------
		     Total                           $103,680
                            						      =======

Rent expense under this agreement was $6,480 for the three months ended March 31, 1997.

Note 5 - Line of Credit

The Company has a revolving line of credit for $150,000. The interest rate is variable at two percent over prime, with an initial rate of 10.50 percent expiring December 28, 1997. The purpose of the loan is to augment operating cash needs in off season months. There were no outstanding amounts as of March 31, 1997.

Note 6 - Common Stock

Each share of stock is intended to provide the shareholder with a minimum free use of the park for 45 days per year. If the Company is unable to generate sufficient funds from the public, the Company may be required to charge shareholders for services.

A shareholder is entitled to a pro rata share of any dividends as well as a pro rata share of the assets of the Company in the event of its liquidation or sale. The shares are personal property and do not constitute an interest in real property. The ownership of a share does not entitle the owner to any interest in any particular site or camping period.



PISMO COAST VILLAGE, INC.
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)
AS OF MARCH 31, 1997 AND 1996 AND SEPTEMBER 30, 1996
PAGE 5


Note 7 - Carryforwards Relating to Federal Income Taxes

The Company files its income tax returns as of September 30, the end of its fiscal year. At March 31, 1997, the Company has the following tax credits available to offset future federal tax liabilities:

    Approximate investment tax credits expiring as follows:

	      September 30, 2000                              $2,501
	      September 30, 2001                                 356

Note 8 - Income Taxes

The provision for income taxes is as follows:
                                     											    March 31,       March 31,
                                     											      1997            1996

       Income tax expense (benefit)                 $(35,000)       $(25,707)

Effective September 30, 1993, the Company adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires, among other things, a change from the deferred to the asset-liability method of computing deferred income taxes. SFAS 109 also requires that if income is expected for the entire year, but there is a net loss to date, a tax benefit is recognized based on the annual effective tax rate.

The difference between the effective tax rate and the statutory tax rates is due primarily to the effects of the graduated tax rates and state taxes net of the federal tax benefit.

Note 9 - Commitments

The Company is just completing an extensive remodel of the north side of the park. The construction was still in progress as of March 31, 1997, but is expected to be completed in June of 1997. Additional costs of approximately $92,000 above those already incurred are expected.